Exhibit 99.1

News Release	News Release

Magnum Hunter Announces
Total Proved Reserves
At Year-End 2010

FOR IMMEDIATE RELEASE - Houston, TX - (Market Wire) - January 18, 2011 – Magnum Hunter Resources Corporation (NYSE: “MHR” and NYSE Amex: “MHR-PrC”) announced today a 116% increase in the quantity of the Company’s estimated total proved reserves at year-end 2010 as compared to year-end 2009. The present value of estimated future cash flows, before income taxes, of the Company’s estimated total proved reserves as of December 31, 2010, discounted at 10% (“PV-10”), also increased 171% as compared to year-end 2009.

Magnum Hunter’s total proved reserves increased by 7.2 million barrels of oil equivalent (Boe) to 13.4 million Boe (51% crude oil & ngl; 44% proved developed producing) as of December 31, 2010 as compared to 6.2 million Boe (75% crude oil & ngl; 47% proved developed producing) at December 31, 2009. The Company’s reserve life (R/P ratio) remained flat at approximately 23 years as of December 31, 2010.

The Company’s PV-10 at December 31, 2010 increased by $112 million or 171% from $65.5 million at December 31, 2009 to $178 million. Under new SEC guidelines, the commodity prices used in the December 31, 2010 and December 31, 2009 PV-10 estimates were based on the 12-month unweighted arithmetic average of the first day of the month price for the periods January 1, 2010 through December 31, 2010, and through January 1, 2009 through December 31, 2009, respectively, adjusted by lease for transportation fees and regional price differentials. For crude oil and ngl volumes, the average West Texas Intermediate posted price of $79.43 per barrel at December 31, 2010, was up 30% from the average price of $61.18 per barrel at December 31, 2009. For natural gas volumes, the average price of the Henry Hub spot price of $4.37 per million British thermal units (“MMBTU”) at December 31, 2010 was up 13% from the $3.87 per MMBTU at December 31, 2009. All prices were held constant throughout the estimated economic life of the properties.

Note:  PV-10 is a non-GAAP financial measure and should not be considered as an alternative to the standardized measure of discounted future net cash flows as defined under GAAP; see “Non-GAAP Measures: Reconciliation to Standardized Measure” below for the Company’s definition of PV-10 and a reconciliation to the standardized measure.

The Company’s December 31, 2010 total proved reserves of 13.4 million Boe reflect an organic growth of 28% from drill bit extensions and discoveries over the Company’s pro forma proved reserves of 11.3 million Boe as of December 31, 2009, when including the proved reserves related to the Company’s acquisition of the assets of Triad Energy Corporation which occurred in February 2010. Magnum Hunter’s fiscal year 2010 organic extensions and discoveries from drilling activities replaced the Company’s fiscal year 2010 estimated production by a factor of 5.4 times. When including fiscal year 2010’s property acquisition activities, the replacement of fiscal year 2010’s production factor increased by almost 11.9 times.

The estimates of Magnum Hunter’s total proved reserves as of December 31, 2009 were prepared by the Company’s third-party engineering consultants, Cawley, Gillespie & Associates, Inc. and DeGolyer and McNaughton. The estimates of the Company’s total proved reserves as of December 31, 2010 were prepared soley by the Company’s third party engineering consultant, Cawley, Gillespie & Associates, Inc.

Management Comments

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of the Company, commented, “As we have expanded our presence in the various unconventional resource plays where we are active, and begun our efforts to de-risk the large acreage positions we have assembled, our proved reserve base has and should continue to grow at an exceptional rate. We have just now begun the process of booking new proved undeveloped locations in the Eagle Ford and Marcellus resource plays as our recent drilling efforts have proven successful. However, with only two PUD’s booked in the Marcellus and four PUD’s booked in the Eagle Ford at year-end, we have plenty of room for reserve growth in years to come due to our significant land positions. We also lost over 2.3 million Boe of proven reserves when we sold our 10% non-operated position in the Cinco Terry Field during the fourth quarter, which we more than overcame with reserve additions from these unconventional resource plays. With the combination of proved reserves to be booked from our pending acquisitions, along with the substantial drilling effort underway at Magnum Hunter, this year should be another high growth year for our reserve base. The true reflection of our growth for the benefit of shareholders is the calculation of proved reserve growth per share. Your management team was successful in achieving a 50% growth rate in fiscal year 2010 in our total proved reserves per share outstanding.”

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition of exploratory leases and producing properties, secondary enhanced oil recovery projects, exploratory drilling, and production of oil and natural gas in the United States. The Company is presently active in three of the “big five” emerging shale plays in the United States.

Non-GAAP Measures: Reconciliation to Standardized Measure

This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, measures for financial performance prepared in accordance with GAAP that are presented in this release.

PV-10 is the present value of the estimated future cash flows from estimated total proved reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future cash flows are discounted at an annual rate of 10% to determine their “present value.” We believe PV-10 to be an important measure for evaluating the relative significance of our oil and gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating the Company. We believe that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and gas industry. However, PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

The standardized measure of discounted future net cash flows relating to Magnum Hunter Resources total proved oil and gas reserves is as follows (in thousands):

(Unaudited) As of December 31,
2010

Future cash inflows	$709,788
Future production costs	(253,544)
Future development costs	(77,216)
Future income tax expense	(91,390)
Future net cash flows	287,638
10% annual discount for estimated
timing of cash flows	(161,515)
Standardized measure of discounted future
net cash flows related to proved reserves	$126,123

Reconciliation of Non-GAAP Measure
PV-10	$177,814
Less: Income taxes
Undiscounted future income taxes	(91,390)
10% discount factor	39,699
Future discounted income taxes	(51,691)

Standardized measure of discounted future net cash flows	$126,123

For more information, please view our website at www.magnumhunterresources.com

Forward-Looking Statements

This press release contains statements concerning Magnum Hunter Resources Corporation's expectations, beliefs, plans, intentions, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements and others contained in this presentation that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act"). Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words "anticipate", "believe" ,"continue", "could", "estimate", "expect", "forecast", "goal", "intend", "may", "objective", "plan", "potential", "predict", "projection", "should", "will", or other similar words. Such forward-looking statements relate to, among other things: (1) the Company's proposed exploration and drilling operations on its various properties, (2) the expected production and revenue from its various properties, (3) the Company's proposed redirection as an operator of certain properties and (4) estimates regarding the reserve potential of its various properties. These statements are qualified by important factors that could cause the Company's actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company's ability to finance the continued exploration, drilling and operation of its various properties, (2) positive confirmation of the reserves, production and operating expenses associated with its various properties, (3) the general risks associated with oil and gas exploration, development and operations, including those risks and factors described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission, including but not limited to the Company's Annual Report on Form 10-K for the period ended December 31, 2009 filed on March 31, 2010, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 and, filed on May 17, 2010, August 12,2010 and November 12, 2010, respectively. Magnum Hunter Resources Corporation cautions readers not to place undue reliance on any forward-looking statements. Magnum Hunter Resources Corporation does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Magnum Hunter Contact:	M. Bradley Davis Senior Vice President of Capital Markets bdavis@magnumhunterresources.com (832) 203-4545